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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SUPERNUS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPERNUS PHARMACEUTICALS, INC.
1550 East Gude Drive
Rockville, MD 20850
(301) 838-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M., ON
JUNE 11, 2019

To the Stockholders of Supernus Pharmaceuticals, Inc.:

        NOTICE IS HEREBY GIVEN THAT the 2019 Annual Meeting of the Stockholders of Supernus Pharmaceuticals, Inc., a Delaware corporation (Supernus), will be held at the executive offices of Supernus, located at 1550 East Gude Drive, Rockville, Maryland 20850, on June 11, 2019 at 10:00 A.M. for consideration of and action upon the following matters:

  1.
  to elect two (2) directors to hold office for the ensuing three years and until their successors have been duly elected and qualified;

  2.
  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

  3.
  to approve, on a non-binding basis, the compensation paid to our named executive officers; and

  4.
  to transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on April 12, 2019 as the Record Date for the determination of holders of common stock of Supernus entitled to notice of, and to vote at the Annual Meeting and any adjournments thereof. For at least 10 days prior to the Annual Meeting date, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination by stockholders for any purpose germane to the Annual Meeting during normal business hours at our corporate headquarters at 1550 East Gude Drive, Rockville, Maryland 20850. The list of stockholders and their stockholdings will also be available at and for the duration of the Annual Meeting on June 11, 2019.

        THE ACCOMPANYING FORM OF PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SUPERNUS.

        STOCKHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY (A) NOTIFYING THE SECRETARY OF SUPERNUS IN WRITING, (B) DELIVERING A DULY EXECUTED PROXY BEARING A LATER DATE, OR (C) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 11, 2019. THE PROXY STATEMENT AND 2018 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT: www.edocumentvicw.com/SUPN.

BY ORDER OF THE BOARD OF DIRECTORS

Jack A. Khattar, Secretary

April 29, 2019

SUPERNUS PHARMACEUTICALS, INC.
1550 East Gude Drive
Rockville, MD 20850
(301) 838-2500

DATED April 29, 2019

PROXY STATEMENT

        This Proxy Statement is furnished with the attached Notice of Annual Meeting and with the accompanying Proxy on or about April 29, 2019, to each stockholder of record of Supernus Pharmaceuticals, Inc. (Supernus or the Company) as of the close of business on April 12, 2019 (Record Date), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders (Annual Meeting) of Supernus to be held on June 11, 2019 at 10:00 A.M. at the executive offices of Supernus, located at 1550 East Gude Drive, Rockville, Maryland 20850, and at any adjournment or adjournments thereof for the purposes stated below. The form of Proxy is enclosed.

        Only stockholders of record as of the close of business on the Record Date will be entitled to vote on all matters presented for vote at the Annual Meeting. At the close of business on April 12, 2019, the total number of shares of our common stock (Common Stock) outstanding was 52,374,248 shares. Each share of Common Stock will be entitled to one vote per share on all business to come before the Annual Meeting.

QUORUM AND REQUIRED VOTE

        The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of Common Stock does not return a signed Proxy, the shares of Common Stock represented by such Proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of Common Stock does return a signed Proxy, but is not authorized to vote on one or more matters, each such vote being a broker non-vote, the shares of Common Stock represented by such Proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.

        A plurality of the votes cast is required for the election of directors. In the event that neither a "For" nor a "Withhold" is cast for a director, such non-votes will have no impact on the outcome of the election of directors. The rules that determine how your broker can vote your shares state that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. You must provide your broker with voting instructions so that your vote will be counted. Broker non-votes will have no effect on the outcome of the election of directors.

        An affirmative vote of the majority of the votes cast, present in person or by proxy at the meeting, is required for the approval of Proposals 2 and 3. Abstentions will have the effect of a "no" vote with respect to Proposals 2 and 3, and broker non-votes will have no effect on the outcome of these proposals.

REVOCABILITY OF PROXY

        Any Proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying the Secretary of Supernus in writing, delivering a duly executed Proxy bearing a later date or attending the Annual Meeting and voting in person.

DISSENTER'S RIGHT OF APPRAISAL

        The matters submitted to the stockholders for their approval will not give rise to dissenter's appraisal rights under Delaware law.

 PERSONS MAKING THE SOLICITATION

        The accompanying Proxy is being solicited on behalf of the Board of Directors of Supernus. In addition to mailing the Proxy materials, solicitation may be made in person or by telephone or electronic transmission by directors, officers or other employees of Supernus, none of whom will receive any additional compensation in connection with such solicitation. The expense of the solicitation of the Proxies for the Annual Meeting will be borne by us. We will request banks, brokers and other nominees to forward Proxy materials to beneficial owners of stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 12, 2019 by: (i) any person who, to our knowledge, owns 5% or more of the Common Stock on an as-converted basis, (ii) our named executive officers (NEOs) and our directors and director nominees individually, and (iii) all of our executive officers and directors, as a group. Unless otherwise indicated, the address for each of the stockholders listed in the table below is c/o Supernus Pharmaceuticals, Inc., 1550 East Gude Drive, Rockville, Maryland 20850.

        Beneficial ownership is determined in accordance with the rules and regulations of the United States Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within sixty (60) days of April 12, 2019 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholders' name.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Stockholders:
Blackrock, Inc. and its affiliates(1) 55 East 52nd Street New York, NY 10055	8,075,659	15.5
The Vanguard Group and its affiliates(2) 100 Vanguard Blvd. Malvern, PA 19355	5,238,062	10.0
Executive Officers and Directors:
Jack A. Khattar+(3)	2,747,265	5.13%
Gregory S. Patrick+(4)	132,896	*
Padmanabh P. Bhatt, Ph.D.+(5)	80,000	*
Stefan K.F. Schwabe, M.D., Ph.D.+(6)	122,314	*
Carrolee Barlow, M.D., Ph.D.	—	*
Georges Gemayel, Ph.D.(7)	72,554	*
Frederick M. Hudson(8)	87,483	*
Charles W. Newhall, III(9)	166,031	*
John M. Siebert, Ph.D.(10)	93,296	*
All executive officers and directors as a group (9 persons)	3,501,839	6.57%

*
Less than one percent.

+
Such person is a NEO. The NEOs consist of our Chief Executive Officer, Chief Financial Officer and our three most highly compensated officers other than the Chief Executive Officer and Chief Financial Officer.

(1)
The number of shares is based on information provided in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 11, 2019. BlackRock, Inc. indirectly holds the shares on behalf of its affiliated investment adviser subsidiaries, consisting of BlackRock International Limited, Blackrock Advisors, LLC, BlackRock (Netherlands) B.V., Blackrock Fund Advisors, which is the beneficial owner of more than five percent (5%) of the shares of common stock, Blackrock Institutional Trust Company, National Association, Blackrock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., Blackrock Asset Management Schweiz AG, Blackrock Investment Management, LLC, BlackRock Investment Management (UK) Limited, Blackrock Asset Management Canada Limited and BlackRock Investment Management (Australia) Limited. Blackrock, Inc. has sole voting power with respect to 7,897,571 shares and sole dispositive power with respect to 8,075,659 shares.

(2)
The number of shares is based on information provided in a Schedule 13G/A filed by The Vanguard Group with the SEC on January 10, 2019. The Vanguard Group has sole voting power with respect to 101,916 shares and sole dispositive power with respect to 5,129,565 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 97,250 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,913 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Includes 1,081,450 shares of common stock held by KBT Trust and 1,208,250 shares of common stock issuable to Mr. Khattar that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

(4)
Includes 85,000 shares of common stock issuable to Mr. Patrick that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

(5)
Includes 80,000 shares of common stock issuable to Dr. Bhatt that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

(6)
Includes 120,000 shares of common stock issuable to Dr. Schwabe that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

(7)
Includes 72,554 shares of common stock issuable to Dr. Gemayel that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

(8)
Includes 82,483 shares of common stock issuable to Mr. Hudson that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

(9)
Includes 73,733 shares of common stock issuable to Mr. Newhall that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

(10)
Includes 57,554 shares of common stock issuable to Dr. Siebert that may be acquired at or within 60 days of April 12, 2019, pursuant to the exercise of outstanding options.

 PROPOSAL 1
ELECTION OF DIRECTORS

        In April 2012, our stockholders approved the Company's Amended and Restated Certificate of Incorporation, which divided the Board of Directors into three classes, as nearly equal in number as possible with one class standing for election each year for a three-year term. The term of the Class I directors will expire at the 2019 Annual Meeting of Stockholders, the term of the Class II directors will expire at the 2020 Annual Meeting of Stockholders and the term of the Class III directors will expire at the 2021 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, the successors of the class of directors whose term expires shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

        Our Board of Directors shall be not fewer than five and not more than 15 members. At our Annual Meeting, two directors are to be elected. The Board of Directors recommends that stockholders elect Carrolee Barlow, M.D., Ph.D. and Jack A. Khattar to hold office until the 2022 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. This slate of directors, recommended and approved by the Board of Directors, was determined following an assessment by the Board of Directors of the skill set and experience of such persons. Concerning the nominees named below, Mr. Khattar was elected as a director at the Annual Meeting of Stockholders held on May 19, 2016. Dr. Barlow was appointed as a director by the Board of Directors as of June 27, 2018. The persons designated as proxies in the accompanying proxy card intend to vote "FOR" each such nominee, unless a contrary instruction is indicated on the proxy card. If for any reason the nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board of Directors, if any person is so nominated. We have no reason to believe that the nominees will be unable or unwilling to serve if elected, and the nominees have expressed their intention to serve the entire term for which election is sought. The proxies cannot be voted for a greater number of persons than the number of nominees named which is two nominees.

        The following table sets forth below the name, age, service dates and respective position with the Company of each member of our Board of Directors:

Name	Age	Director Since	Position
Class I Directors (Term maturing in 2019)
Carrolee Barlow, M.D., Ph.D.	55	2018	Director
Jack A. Khattar	57	2005	President, Chief Executive Officer and Secretary, Director
Class II Directors (Term maturing in 2020):
Frederick M. Hudson(1)(2)	73	2010	Director
Charles W. Newhall, III(2)(3)	74	2005	Director
Class III Directors (Term maturing in 2021):
Georges Gemayel, Ph.D.(1)(3)	59	2015	Director
John M. Siebert, Ph.D.(1)(2)	79	2011	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Governance and Nominating Committee

Biographical Information

        The following is a brief biography of each nominee for election of director and a discussion of the specific experience, qualifications, attributes or skills that led the Board of Directors to select that director for nomination.

Class I Director Continuing for Term of Office Expiring in 2019:

        Carrolee Barlow, M.D., Ph.D., has served as a member of our Board of Directors since 2018. Dr. Barlow is a renowned expert in neuroscience and neurodegeneration, rare diseases and clinical development of new therapies, and she is presently the Chief Medical Officer of E-Scape Bio, a position she has held since January 2019. E-Scape Bio is a preclinical biopharmaceutical company focused on the discovery and development of small molecule drugs to treat genetically-defined subpopulations in neurodegenerative diseases. Prior to E-Scape, Dr. Barlow served as Chief Executive Officer of the Parkinson's Institute, an independent nonprofit organization providing research, clinical trials and patient care for Parkinson's and related disorders. There, she led all aspects of basic research, clinical research, and clinical care, as well as partnerships with biotech and pharmaceutical companies. She remains a member of the board of directors for the Parkinson's Institute and Clinical Center. Before joining the Parkinson's Institute in 2014, Dr. Barlow served as a consultant and advisor to a variety of biotechnology companies addressing neurologic, psychiatric, metabolic and rare genetic diseases. She was acting Chief Medical Officer at Amicus Therapeutics leading the execution, analysis and regulatory interactions that resulted in the approval of the first small-molecule therapy for Fabry disease (migalastat). She also led efforts that resulted in the first proof-of-concept clinical studies in patients for two novel biologic programs for Pompe and Fabry diseases. Previously, Dr. Barlow was a co-founder, Chief Scientific Officer and Chief Medical Officer of BrainCells Inc., advancing new therapeutic approaches for neurological and psychiatric disease, and worked at Merck Research Laboratories as Director of Molecular Neuroscience and worldwide leader of the Stroke and Neurodegeneration therapeutic areas. Earlier in her career, Dr. Barlow was a professor at the Salk Institute for Biological Studies, where she was a pioneer in the nascent field of neurogenomics. Dr. Barlow received her M.D. from the University of Utah and completed her residency in internal medicine at The New York Hospital, Cornell Medical Center. She went on to earn a Ph.D. in molecular and developmental biology at the Karolinska Medical Nobel Institute in Stockholm, Sweden. Shortly thereafter, she joined the National Institutes of Health and completed specialty training in the endocrinology and a postdoctoral fellowship in neurogenetics at the National Human Genome Research Institute. Dr. Barlow is an author of approximately 100 peer-reviewed research papers, review articles and book chapters, and is an inventor on numerous U.S. patents. Dr. Barlow's extensive executive and pharmaceutical research experience qualifies her to serve as a director.

        Jack A. Khattar is the founder of our Company and has served as our President, Chief Executive Officer and Secretary and a Director since 2005. From 1999 to 2005, Mr. Khattar served in various positions during that time as a board member, President and Chief Executive Officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc's executive committee. Prior to that, Mr. Khattar served as an executive officer and the chairman of the management committee at CIMA Labs Inc. (CIMA), a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar served on the board of Rockville Economic Development, Inc. from 2003 until 2013. He currently serves on the board of directors of Prevacus, Inc., a privately-held development stage biotechnology company, and on the advisory board of New Rhein Healthcare, a private equity firm. Mr. Khattar also serves as Chairman of the board of directors of scPharmaceuticals, a publicly traded pharmaceutical company. Mr. Khattar earned his degrees in Marketing with a BBA from American University of Beirut and an MBA from the Wharton School of the University of Pennsylvania. Mr. Khattar's leadership, executive, managerial, business and pharmaceutical company experience, along with his more than 30 years of industry experience in the development and commercialization of pharmaceutical products and drug delivery technologies, qualify him to be a director.

        The Board of Directors recommends a vote "FOR" the election of the Class I nominees to the Board of Directors named above.

Class II Directors Continuing for Term of Office to Expire in 2020:

        Frederick M. Hudson has served as a member of our Board of Directors since 2010. Mr. Hudson retired as a partner in the accounting firm of KPMG LLP in 2006 after a 37 year career with the firm. During Mr. Hudson's career with KPMG, he was the partner in charge of the health care audit practice for the Washington—Baltimore business unit, and held leadership positions for serving the middle market practice and due diligence and mergers and acquisitions services. He was also a leader of the health care audit practice for the Mid-Atlantic area of KPMG, and served as national account lead partner and venture capital liaison partner. Mr. Hudson currently chairs the audit committee of the board of directors of scPharmaceuticals, Inc., a publicly traded pharmaceutical company. From 2014 to 2019, Mr. Hudson was on the board of directors of Aradigm Corporation, a publicly traded specialty pharmaceutical company, and was also chair of the audit committee and a member of several other board committees. He chairs the finance committee of the board of directors of GBMC Healthcare, Inc. and its affiliate, Greater Baltimore Medical Center, where he was the prior chair of the audit committee. He was previously on the board of directors and the audit committee chair of Educate, Inc., Woodhaven Holding Corp., Vicor Technologies, Inc., and Paradigm Management Services LLC; and a member of the board of directors and the compliance committee of Maxim Healthcare Services, Inc. Mr. Hudson received a B.S. in Accounting from Loyola University Maryland and is a Certified Public Accountant (retired). Mr. Hudson's extensive accounting and health care audit experience qualify him to serve as a director.

        Charles W. Newhall, III has served as a member of our Board of Directors since 2005 and was elected to serve as Chairman of the Board in August 2016. In 1977, Mr. Newhall co-founded NEA, a venture capital firm that focuses on the medical and life sciences and information technology industries, from which he retired effective December 31, 2012. To date, Mr. Newhall has served as a director of over 50 venture-backed companies. In 1986, he founded the Mid-Atlantic Venture Capital Association (MAVA), which now has over 500 venture capital firms that are members, and is one of the most active regional venture associations in the country. He is Chairman Emeritus of MAVA. He has served as an advisor to Greenspring Associates since 2012. Before NEA, Mr. Newhall was a Vice President of T. Rowe Price. He served in Vietnam commanding an independent platoon including an initial reconnaissance of Hamburger Hill. His decorations include the Silver Star, Bronze Star V (1st OLC) and the Purple Heart. He earned an Honors Degree in English from the University of Pennsylvania and an MBA from Harvard Business School. Mr. Newhall's substantial experience with companies in the healthcare sector and his venture capital, financial and business experience qualify him to serve as a director.

Class III Nominees With Term of Office Expiring in 2021:

        Georges Gemayel, Ph.D., has served as a member of our Board of Directors since 2015. Since 2010, he has served as a consultant for several biotechnology companies and venture capital funds. From February 2011 to December 2012, Dr. Gemayel served as Executive Chairman of Syndexa Pharmaceuticals Corp., a privately held drug development company. Prior to that, in 2010, Dr. Gemayel served as Executive Chairman of FoldRx until its acquisition by Pfizer. From June 2008 until November 2009, Dr. Gemayel served as President and Chief Executive Officer of Altus Pharmaceuticals, a publicly traded pharmaceutical company. In November 2009, while Dr. Gemayel was President, Chief Executive Officer and a director, Altus Pharmaceuticals filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code and ceased operations at such time. From 2003 to 2008, he was Executive Vice President at Genzyme Corporation where he was responsible for Genzyme's global therapeutics, transplant, renal and biosurgery businesses. From 2000 to 2003, Dr. Gemayel was employed as Vice President National Specialty Care for Hoffmann La-Roche, responsible for its U.S. business for dermatology, oncology, transplantation, hepatitis and HIV. Dr. Gemayel joined Hoffmann-La Roche in 1988 and served in various positions of increasing responsibility over his tenure there. Dr. Gemayel received his doctorate in pharmacy from St. Joseph University in Beirut, Lebanon and his Ph.D. in Pharmacology from Paris-Sud University in Paris. France. Dr. Gemayel currently serves as chairman of the board of directors of Oxthera AB, Enterome Bioscience SA and Dynacure, all privately held companies, as well as the chairman of the board of directors of Orphazyme and a director and a member of the audit and governance committees of Momenta Pharmaceuticals (each publicly traded companies). He was previously a director of Adolor Corporation, a publicly traded company, acquired by Cubist Pharmaceuticals. Inc., a director at Prosensa, acquired by Biomarin, a director at NPS, acquired by Shire, a director of Epitherapeutics, acquired by Gilead, a director of Raptor Pharmaceutical Corp., acquired by Horizon Pharma plc, the chairman of Dimension Therapeutics, acquired by Ultragenyx, and the chairman of Vascular Magnetics, a privately owned company. Dr. Gemayel's substantial experience on the boards of directors of life science and healthcare companies and his over 25 years of experience in the pharmaceutical industry, including management and executive positions spanning the United States, Europe and the Middle East, qualify him to serve as a director.

        John M. Siebert, Ph.D., has served as a member of our Board of Directors since 2011. Dr. Siebert is currently Acting Principal Executive Officer of Aradigm Corporation, a publicly traded respiratory pharmaceuticals development company. Dr. Siebert was appointed to this position in February 2018 in connection with the resignation of Aradigm's executive officers. Upon his appointment, Dr. Siebert resigned from Aradigm's board of directors, where he served as chairman. Dr. Siebert is Founder and CEO of Compan Pharmaceuticals, a companion animal pharmaceutical company developing a drug to treat transitional cell cancer. He is a member of the board of directors of Riverside Pharmaceuticals. From May 2014 to November 2015, Dr. Siebert was Chief Executive Officer of Chase Pharmaceuticals, a company conducting clinical trials in Alzheimer's disease based on a unique hypothesis. From 2010 to 2014, he was a Partner and Chief Operating Officer of New Rhein Healthcare Investors, LLC, a private equity group. From May 2003 to October 2008, Dr. Siebert was the chairman and Chief Executive Officer of CyDex, Inc., a privately held specialty pharmaceutical company. From September 1995 to April 2003, he was President and Chief Executive Officer of CIMA Labs Inc., a publicly traded specialty pharmaceutical company, and from July 1995 to September 1995 he was President and Chief Operating Officer of CIMA Labs. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a privately held pharmaceutical company. From 1988 to 1992, he headed R&D and Quality Control at a division of Bayer Corporation. Prior to that, Dr. Siebert was employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co., Gillette and The Procter & Gamble Company. Dr. Siebert holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University and a Ph.D. in Organic Chemistry from the University of Missouri. Dr. Siebert's substantial operational and business experience with companies in the healthcare sector, combined with his scientific experience, qualify him to serve as a director.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. A copy of the Code of Ethics is currently available at www.supernus.com. Supernus will publicly disclose any waivers or amendments to the Code of Ethics that apply to the Chief Executive Officer (CEO) and senior financial officers pursuant to the requirements of the SEC.

Composition of Our Board of Directors

        Our Board of Directors currently consists of five members. Our Class I directors were elected by our stockholders at the 2016 Annual Meeting of Stockholders, our Class II directors were elected by our stockholders at the 2017 Annual Meeting of Stockholders, and our Class III directors were elected by our stockholders at the 2018 Annual Meeting of Stockholders. Our Governance and Nominating Committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not limited to race, gender or national origin. We have no formal policy regarding Board diversity. Our Governance and Nominating Committee and Board of Directors' priority in selecting Board members is identification of persons who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our growth strategy.

Description of Director Qualifications, Nominating Process and Stockholder Nominations

        Members of our Board of Directors should meet certain minimum qualifications including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Board of Directors may consider a variety of other qualities and skills, including (i) expertise in the businesses in which Supernus may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of gender, ethnic background and experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders.

Nominees must also meet any applicable requirements of SEC regulations, NASDAQ rules, state law and Supernus' charter and bylaws.

        The Governance and Nominating Committee of the Board of Directors will annually assess the qualifications, expertise, performance and willingness to serve of our existing directors. Such assessments may occur more frequently as circumstances warrant and often involve the entire Board of Directors rather than only the members of the Governance and Nominating Committee. If at any time during the year, the Governance and Nominating Committee, or the full Board, determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Governance and Nominating Committee will then initiate the search, working with staff support and seeking input from Board directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Board of Directors which will then prioritize the candidates and determine if any of the members of the Board or senior management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. The Governance and Nominating Committee will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Board of Directors for final evaluation. The Board of Directors will meet to consider such recommendations and to approve the final candidate, and will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

        The Board of Directors will consider director candidates recommended by our stockholders in accordance with the following procedures. Stockholders may make recommendations with regard to nominees for election to the Board of Directors at future Annual Meetings of stockholders by submitting in writing a notice, received by the Secretary of Supernus, no earlier than 120 days and no later than 90 days prior to the anniversary date of the prior year's meeting, or, if we did not have an Annual Meeting of Stockholders in the prior year or if the date of the current year's Annual Meeting is more than 30 days before or after the anniversary date of the prior year's Annual Meeting, on or before 15 days after the date on which the date of the current year's Annual Meeting is first disclosed in a public statement. Such recommendations or notices of nomination must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations promulgated thereunder. With respect to nominations, notices of nominations must include the written consent of each nominee to be named in the proxy statement as a nominee and to serve as a director if elected. In addition, stockholders submitting nominations must provide certain information pertinent to them. In making recommendations or nominations, stockholders must adhere to all of the required procedures set forth in our Amended and Restated Bylaws, a copy of which has been filed with the SEC. Stockholders should also consider the minimum qualifications determined by our Board of Directors for Board members as noted elsewhere in this Proxy Statement. All nominees for director, including nominees recommended by a stockholder, shall be evaluated on the same basis.

Director Independence

        Our common stock is listed on The NASDAQ Global Market. Under Rules 5605 and 5615 of the NASDAQ Marketplace Rules (Marketplace Rules), a majority of a listed company's Board of Directors must be comprised of independent directors. In addition, the Marketplace Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of that company's Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The composition and functioning of our Board of Directors and each of our Board committees complies with all applicable rules and regulations of the SEC and The NASDAQ Global Market. Our Board of Directors has determined that each of the current directors meets the independence requirement of the Marketplace Rules, with the exception of Mr. Khattar, who serves as our CEO. There are no family relationships among any of our directors or executive officers.

        We have not identified any agreements or arrangements relating to compensation provided by a third party to the Company's directors or director nominees in connection with their candidacy or Board service as required to be disclosed by NASDAQ Rule 5250(b)(3).

Board Leadership Structure

        Mr. Khattar serves as President and CEO of the Company and Mr. Newhall serves as Chairman of our Board of Directors. While our bylaws and corporate governance guidelines do not require that the CEO and Chairman roles be held by separate individuals, our Board of Directors has elected to separate these roles. This separation was established when the Company was formed in late 2005. The CEO and Chairman of the Board work closely together to execute the strategic plan of the Company. Presently, the CEO is responsible for setting the Company's strategic direction and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. This current separation of duties has worked effectively for the Company and is the appropriate leadership structure for the Company at this time.

Board of Directors' Role in the Oversight of Risk Management

        Management is responsible for the day-to-day management of risks that we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the full Board of Directors, which has generally retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility by receiving written and oral reports at regularly scheduled Board and Committee meetings from officers responsible for oversight of particular risks within our Company as our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. As a critical part of this risk management oversight role, the Board of Directors encourages full and open communication between management and the Board of Directors. Our Chairman meets periodically with the President and CEO to discuss strategy and risks facing the Company. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board concerning risk management-related and other matters. The Board of Directors periodically receives presentations from senior management concerning strategic matters involving the Company's operations to enable it to understand the Company's risk identification, risk management and risk mitigation strategies. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The oversight of risk management in the areas of compensation policies and programs, Board organization, membership and structure are the responsibilities of the full Board of Directors.

Committees of the Board of Directors

        Our Board of Directors has established an Audit Committee, Compensation Committee and Governance and Nominating Committee. Our Board of Directors approved our Audit Committee,

Compensation Committee and Governance and Nominating Committee charters, under which the respective committees operate.

Audit Committee

        The current members of our Audit Committee are Mr. Hudson, who is the chair of the committee, Dr. Siebert and Dr. Gemayel. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Global Market. Our Board has determined that Mr. Hudson is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of The NASDAQ Global Market as a result of his experience as a partner in the accounting firm of KPMG LLP and his service as chair of the audit committee of other companies. Mr. Hudson, Dr. Siebert and Dr. Gemayel arc independent directors as defined under the applicable rules and regulations of the SEC and The NASDAQ Global Market. The Audit Committee held six (6) meetings during the last fiscal year. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Market and is currently available at www.supernus.com. Our audit committee's responsibilities include:

  •
  overseeing our corporate accounting and financial reporting process;

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  evaluating the independent auditors' qualifications, independence and performance:

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  determining the engagement of the independent auditors;

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  reviewing and approving the scope of the annual audit and the audit fee;

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  discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements:

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  approving the retention of the independent auditors to perform any proposed permissible non-audit services:

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  monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

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  reviewing our critical accounting policies and estimates;

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  periodically discussing with management and independent auditors the quality and adequacy of our internal controls and internal auditing procedures;

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  overseeing our internal audit function; and

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  annually reviewing the audit committee charter and the Audit Committee's performance.

Compensation Committee

        The current members of our Compensation Committee are Dr. Siebert, who is the chair of the committee, Mr. Newhall and Mr. Hudson. Each of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC, The NASDAQ Global Market and the Internal Revenue Service. Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee held five (5) meetings during the last fiscal year. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Market and is currently available at www.supernus.com. The Compensation Committee's responsibilities include:

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  reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and other executive officers;

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  evaluating the performance of these officers in light of those goals and objectives;

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  setting the compensation of these officers based on such evaluations;

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  making recommendations to the Board of Directors regarding the compensation of directors;

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  reviewing and approving the terms of any employment agreements with our CEO and other executive officers;

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  making recommendations to the Board of Directors regarding the adoption of incentive compensation plans and equity based plans and administering these plans, including the issuance of stock options and other awards under our stock plans;

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  oversight of the succession planning function for succession of senior management positions including the position of CEO; and

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  reviewing and evaluating the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Governance and Nominating Committee

        The current members of our Governance and Nominating Committee are Mr. Newhall, who is the chair of the committee, and Dr. Gemayel. Each of the members of our Governance and Nominating Committee are independent under the applicable rules and regulations of the SEC and The NASDAQ Global Market. The Governance and Nominating Committee held one (1) meeting during the last fiscal year. The Governance and Nominating Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Market and is currently available at www.supernus.com. The Governance and Nominating Committee's responsibilities include:

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  making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board;

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  making recommendations to our Board of Directors regarding qualified individuals to serve as committee members on the various Board committees;

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  reviewing the performance, operations and composition of the Board and evaluating the need for continuing education of directors as specifically related to service on the Board and Board committees;

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  assessing and reviewing our corporate governance guidelines; and

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  reporting and making recommendations to our Board concerning governance matters.

Other Committees

        Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Transactions with Related Persons

Procedures for Related Person Transactions

        Our Audit Committee is responsible for reviewing and approving all material transactions with any related person on a continuing basis. Related persons can include any of our directors or officers, holders of 5% or more of our voting securities and their immediate family members. This obligation is set forth in writing in our Audit Committee charter. We may not enter into a related person transaction unless our Audit Committee has reviewed and approved such transaction.

Transactions with Related Persons and Certain Control Persons

        Other than the transactions set forth below, since January 1, 2018, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties. The transactions described below were ratified by the Audit Committee under the Audit Committee Charter.

        We employ the adult son of Victor Vaughn, who served as our Senior Vice President of Sales and Marketing until his retirement in May 2018, in a non-executive position as a Regional Sales Director. We employed his adult son for two months prior to the date on which we employed Mr. Vaughn. This individual, who does not reside with and is not supported financially by Mr. Vaughn, earned total cash compensation for fiscal year 2018 of $255,951 and $248,533 for fiscal year 2017, which is commensurate with his peers. Mr. Vaughn's son is employed on an "at will" basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to his relationship with Mr. Vaughn. In addition, the criteria used to complete the hiring decision regarding Mr. Vaughn's son were the same criteria used to hire other Regional Sales Directors.

        We employ another adult son of Mr. Vaughn in a non-executive, non-managerial capacity as a Senior Professional Sales Representative. Management has reviewed this relationship and affirmatively determined that it does not constitute a material relationship between Mr. Vaughn's son and us because the son is employed on an "at will" basis in a non-executive, non-managerial position and has not received during any twelve-month period within the last three years more than $120,000 in direct compensation from us. Compensation paid to Mr. Vaughn's son in any twelve-month period was determined on the same basis as our other employees of similar function and-the criteria that was used to complete the hiring decision regarding Mr. Vaughn's son were the same criteria used to hire other Senior Professional Sales Representatives. Mr. Vaughn and his son do not reside at the same residence.

        We employ an adult daughter of Mr. Khattar in a non-executive, non-managerial capacity as an Associate Product Manager. This individual, who does not reside with and is not supported financially by Mr. Khattar, earned total cash compensation for fiscal year 2018 of $153,759, which is commensurate with her peers. Mr. Khattar's daughter is employed on an "at will" basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to her relationship with Mr. Khattar. In addition, the criteria used to complete the hiring decision regarding Mr. Khattar's daughter were the same criteria used to hire other Associate Product Managers.

Meetings

        During the year ended December 31, 2018, the Board of Directors held a total of four (4) meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, except for Dr. Barlow who attended two of the three meetings she was eligible to attend as a Director.

        Each member of the Board of Directors who is up for election at an Annual Meeting of Stockholders or who has a term that continues after such meeting is expected to attend the Annual Meeting of Stockholders. Mr. Khattar attended the 2018 Annual Meeting of Stockholders, which was held on June 12, 2018.

Stockholder Communications with the Board of Directors

        We have established procedures for stockholders to communicate directly with our Board of Directors on a confidential basis. Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of Supernus Pharmaceuticals, Inc. at 1550 East Gude Drive, Rockville, Maryland 20850. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder—Board Communication" or "Stockholder—Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. To the extent that a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Limitation of Liability and Indemnification Arrangements

        As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

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  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

        In addition, our amended and restated certificate of incorporation provides that:

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  we will indemnify our directors, officers and, at the discretion of our Board, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

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  advance expenses, including attorneys' fees, to our directors and, at the discretion of our Board, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

        We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our executive officers and directors to the fullest extent permitted by the Delaware General Corporation Law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

        We also maintain management liability insurance to provide insurance coverage to our directors and officers for losses arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended (the Securities Act). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        These provisions may discourage stockholders from bringing a lawsuit against our directors in the future for any breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers and certain employees pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE OFFICERS OF SUPERNUS

        The following table sets forth the names and ages of our executive officers as of the date of this Proxy Statement.

Name	Age	Position(s)
Jack A. Khattar	57	President, Chief Executive Officer & Secretary, Director
Gregory S. Patrick	67	Senior Vice President, Chief Financial Officer
Padmanabh P. Bhatt, Ph.D.	61	Senior Vice President Intellectual Property, Chief Scientific Officer
Stefan K.F. Schwabe, M.D., Ph.D.	67	Executive Vice President of Research and Development, Chief Medical Officer

        Jack A. Khattar.    See "Election of Directors."

        Gregory S. Patrick has served as our Chief Financial Officer since November 2011, and was promoted to Senior Vice President effective February, 2019. Previously, he served as Chief Financial Officer for three privately held life sciences companies; R012 (2010-2011); Bionor Immuno (2008-2010); and Sopherion Therapeutics (2004-2008). From 2001 through 2004, he served as Chief Financial Officer for Medimmune, and from 1999 to 2001, as Chief Financial Officer of Ventiv Health. Mr. Patrick served in a variety of positions at Merck & Co. from 1985 through 1999, including Vice President and Controller of Merck's Manufacturing Division, Executive Director of Corporate Planning and Reporting, and Executive Director of Financial Evaluation & Analysis. He started his career with Exxon Chemical Company as an engineer, subsequently joining Booz, Allen Hamilton as a management consultant and Avco Corporation as a financial manager. He holds B.S. and M.E. degrees from Rensselaer Polytechnic Institute in Environmental Engineering with a minor in Chemical Engineering, and an MBA in Finance from New York University.

        Padmanabh P Bhatt, Ph.D., has served as our Senior Vice President Intellectual Property and Chief Scientific Officer since March 2012. Prior to that, he served as our Vice President of Pharmaceutical Sciences since 2005. From 2003 to 2005, Dr. Bhatt was Vice President of Advanced Drug Delivery at Shire Laboratories Inc. From 2001 to 2003, Dr. Bhatt served as Vice President of Research and Development and Chief Technology Officer at Point Biomedical Corporation. From 1996 to 2001, he served at ALZA Corporation (now a Johnson & Johnson company) in various positions from Product

Development Manager to Director of Technical Development. Prior to that time, Dr. Bhatt held positions as Research Specialist and Group Leader of Novel Drug Delivery at Dow Corning Corporation (from 1992 to 1996) and Senior Scientist at Hereon Laboratories (from 1989 to 1992). Dr. Bhatt earned his B.Pharm. and M.Pharm. degrees from the University of Bombay, India. He also holds M.S. and Ph.D. degrees in Pharmaceutical Chemistry from the University of Kansas.

        Stefan K. F. Schwabe, M.D., Ph.D., has served as our Executive Vice President of Research and Development and Chief Medical Officer since July 2012. Prior to that, Dr. Schwabe served as Chief Operating Officer at DerneRx, a privately-held biotech company, working in the area of addiction. From 2006 to 2010, Dr. Schwabe served as Vice-President for Project Direction for Neurology Projects at Sanofi-Aventis. From 2004 to 2006, he served as the Executive Director, US Clinical Development and Medical Affairs, Neuroscience for Novartis. From 1998 to 2004, Dr. Schwabe served as the Global Project Leader—Topamax for Johnson & Johnson. Dr. Schwabe served as Medical Director at Gabitril & Seroxat in the Health Care Strategy Unit, International Operations for Novo Nordisk, and both International Project Team Leader and International Clinical Team Leader—Trileptal and Scientific investigator for Ciba-Geigy. Dr. Schwabe also served as Chief Resident, Department of Neurology for the Medical College of Wisconsin in Milwaukee, Wisconsin. Dr. Schwabe received his Bachelor of Science in Chemistry from Florida International University, his M.D. from the Ludwig-Maximilians University in Munich, Germany and his Ph.D./Doctorate from the Department of Toxicology at the Technical University of Munich, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

        Our executive compensation program is designed to align the interests of our executives with those of our stockholders by rewarding executives with incentives that are closely linked to the Company's short and long-term performance goals. The program is focused on successfully attracting and retaining highly qualified and motivated executives and providing compensation levels and programs that are competitive with comparably sized pharmaceutical and biotechnology companies across the U.S. The Compensation Committee seeks to deliver a competitive compensation program to help us retain and motivate our executives for their contributions and for the value they create for all of our stockholders. As described below, a compensation consultant assists our Compensation Committee in this process.

        Pay for performance.    We structure our compensation program to align the interests of our executives with the interests of our stockholders. We believe that an employee's compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a significant part of each executive's pay depends on his or her individual performance against his or her key objectives. The Compensation Committee regularly reviews the alignment of executive compensation with company performance. The Compensation Committee (and the full Board in the case of our CEO) assesses the individual performance of each executive in making compensation decisions related to base salary, cash bonuses and equity awards. This assessment involves consideration of both objective measures and subjective assessments. The full Board of Directors evaluates the performance of the CEO against corporate objectives and achievement of specific goals that may occur during any given year, as well as the CEO's identification and evaluation of strategic opportunities and risks to the Company. The CEO and Compensation Committee (or the full Board in the case of our CEO) evaluate how well an executive fulfilled his or her obligations in the past year including consideration of how well the operations or functions for which an executive is responsible performed during the year. One factor that the CEO and Compensation Committee (or the full Board in the case of our CEO) evaluate in assessing individual performance is how well an executive performed against the performance goals set for such executive for the relevant year. Performance goals for each NEO typically include such areas as the executive's contributions to the Company's overall financial performance against forecasts, organizational development, product pipeline development, corporate strategy and business development of the Company. The CEO and Compensation Committee (or the full Board in the case of the CEO) assesses the executive's ability to execute and contribute to the Company's overall strategy and the executive's overall operational excellence, leadership and ability to maintain good relations with our Board of Directors and our investors.

Compensation Program Design and Process

        We believe our executive compensation program is reasonable and appropriate because it is aligned with our research and development and business goals and our goal of delivering value to our stockholders. We rely on the expertise of our executive management team to drive overall company performance. The compensation program is designed to attract, retain and motivate key employees by providing competitive, equitable compensation in the form of base salary plus short and long term incentives.

Compensation Committee

        The Compensation Committee is responsible for providing oversight of our executive compensation program for the NEOs as well as all other members of our executive management team. The Compensation Committee reviews and evaluates the executive compensation program on an annual basis to ensure that the program is aligned with our compensation philosophy. Once the Compensation Committee has reviewed and evaluated executive performance and our CEO has made his recommendations to the Compensation Committee, recommendations are made by the Compensation Committee to the Board of Directors for approval.

Role of Compensation Consultant

        The Compensation Committee periodically retains an independent compensation consulting firm to provide advisory services concerning our executive compensation programs. Radford, an Aon company, assisted the Compensation Committee by providing the following services in 2018:

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  Competitive benchmarking and market data analysis, including data used for reviewing the compensation of our CEO, Chief Medical Officer, Chief Financial Officer and other members of our executive management team;

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  Reviewed and advised on certain materials provided to the Compensation Committee for discussion and approval; and

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  Participated in certain of the Compensation Committee's meetings in 2018.

        The members of the Radford team provide advice to the Compensation Committee and other than providing data as mentioned below, the Radford team does not provide any other services. Radford follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of its advice.

Role of Company Management

        The CEO makes recommendations to the Compensation Committee concerning the performance relative to corporate performance goals, compensation of the NEOs and other executive management. In addition, the CEO annually leads management in setting the research and development and business goals that are used as the performance goals for the bonus incentive plan, subject to the approval of the Compensation Committee and the Board. The CEO works closely with the Compensation Committee to ensure that the Compensation Committee is provided with the appropriate information to make its decisions and to propose recommendations for Compensation Committee consideration. The Compensation Committee evaluates compensation data from Radford, and the recommendations of the CEO, and makes a recommendation to the Board of Directors for its approval. Once approved by the Board of Directors, the CEO communicates those decisions to management for implementation.

        The full Board assesses the CEO's performance in making compensation decisions related to base salary, cash bonuses and equity awards for the CEO. The Compensation Committee conducts an annual assessment of the CEO's performance relative to established corporate goals and the performance of the Company relative to the peer group recommended by Radford. The assessment of performance is based on both objective measures and subjective evaluation of the CEO's performance. This assessment includes consideration of how well the operations or functions for which the CEO is responsible performed during the year and the Company's overall financial and strategic performance. The Compensation Committee presents its assessment of the CEO's performance and makes recommendations concerning the CEO's compensation to the Board of Directors, which then reviews and evaluates the CEO and Company performance and uses the Compensation Committee recommendations to determine the CEO's compensation including base salary and short and long term incentives. The CEO is not in attendance when these discussions are held.

Benchmarking and Use of Peer Group Data

        Our executive compensation program seeks to provide total compensation at pay levels of executives with similar roles at comparable companies when targeted levels of performance are achieved. Use of survey data from our peers plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helping us to ensure that the compensation is market competitive in order to attract and retain talent.

        The Company participates in compensation surveys conducted by Radford each year. The Company has access to the resulting Radford reports, which are specific to the pharmaceutical and biotech industry and provide data on salaries, bonuses and equity grants for specific job functions. The Company utilizes this information when reviewing the salaries for all of its employees, including the NEOs.

        With the guidance of Radford, the Compensation Committee determined an appropriate peer group for use and reference in 2018. The Compensation Committee uses peer data to help identify a reasonable benchmark for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to make compensation decisions. We believe that the design of our executive compensation programs, with its emphasis on reward for achievement of the key goals that comprise our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of the Company. However, Radford's review does include a risk assessment of our executive compensation programs.

        The general criteria we used for selecting peers included:

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  Public commercial pharmaceutical companies with a product on the market;

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  Market values generally between $750 million and $7 billion;

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  Companies with annual revenue generally between $100 million and $650 million; and

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  Companies with 100-1000 employees reflecting other organizations of similar scale and complexity.

        Using these criteria, the following companies were determined to comprise the Company's 2018 peer group (Peer Group): Acadia Pharmaceuticals, Acorda Therapeutics, AMAG Pharmaceuticals, Amarin, Corcept Therapeutics, Eagle Pharmaceuticals, Emergent BioSolutions, Exelixis, Inc., Halozyme Therapeutics, Innoviva, Insys Therapeutics, Ionis Pharmaceuticals, Ironwood Pharmaceuticals, Ligand Pharmaceuticals, Momenta Pharmaceuticals, Nektar Therapeutics, Pacira Pharmaceuticals, Portola Pharmaceuticals, Repligen, Retrophin, Sarepta Therapeutics, Seattle Genetics, Sucampo Pharmaceuticals, The Medicines Company, Theravance Biopharma and Vanda Pharmaceuticals.

Elements of Executive Compensation

        The main components of our executive compensation program are:

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  Base salary;

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  Annual cash incentive bonus; and

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  Long-term incentives—equity awards.

        The following discussion describes how each of these elements of compensation fit into our overall compensation objectives and describes how and why compensation decisions were made with respect to each element based on our year-end analysis of competitive market data and our annual review of corporate and individual performance.

Base Salaries

        Base salaries are paid in order to provide a fixed component of compensation for the NEOs and other executive management. For 2018, at the Compensation Committee meeting on February 14, 2018, the Committee established the base salaries of the NEOs to be within a range that is competitive with salaries paid to comparable officers at companies in the Peer Group. For each of these officers, the Compensation Committee increased the base salaries from the 2017 level.

Annual Cash Incentives

        Annual cash incentives are intended to reward Company and individual performance by providing executive officers with an opportunity to receive additional cash compensation based on both the Company's performance relative to the targets and the Compensation Committee's assessment of how well the executive officer performed his or her role during the applicable year.

        Target Setting.    Cash bonus targets, expressed as a percentage of base salary, for all NEOs and other executive management, were set within a range that is competitive with cash bonuses paid to comparable officers at the companies in our Peer Group. While the CEO recommends each officer's cash bonus target (other than for the CEO) to the Compensation Committee, the Compensation Committee has the discretion to adjust each officer's target as it deems appropriate. Potential reasons for adjusting cash bonus targets include the impact of the officer's position on the Company's results and how the officer's base salary, upon which the bonus is based, has increased historically. The length of time an officer has been in his or her current role and how the officer's role fits within the hierarchy of the Company are also considered.

        Elements of Bonus.    Each cash bonus target consists of two elements (other than for the CEO whose individual objectives are fundamentally the same as the Company objectives): a Company performance element and an individual performance element. The targets and the relative weighting of objectives for the NEOs in 2018 were as follows:

	Target Bonus (as a % of Base Salary)	Weighting of Objectives
Position/Level		Company	Individual
Jack A. Khattar	75%	100%	0%
Gregory S. Patrick	40%	60%	40%
Padmanabh P. Bhatt, Ph.D.	35%	60%	40%
Stefan K.F. Schwabe, M.D., Ph.D.	40%	60%	40%
Victor Vaughn	40%	60%	40%

        Please refer to the "Summary Compensation Table" for information concerning the actual bonuses paid to each of our NEOs for the year ended December 31, 2018.

        Corporate Performance Goals.    We measure our annual corporate performance against our achievement of the key objectives and goals set forth in our annual business plan. The achievement of specified financial measures, such as earnings or revenue growth targets, are also considered to be important measures as a result of the growth and maturity of our company and our emergence as a sustainably profitable business. In evaluating the overall performance of our company, the Compensation Committee takes into account our strategic focus, which is to develop and commercialize products for the treatment of central nervous system diseases. This strategy is anchored around the continued growth of Oxtellar XR® and Trokendi XR® and selective investments in our research and development pipeline and technology platforms which are designed to realize long-term growth for our company. At the beginning of 2018, the CEO recommended and the Board approved certain specified financial objectives and the following corporate goals for calendar year 2018 for the purpose of awarding incentive compensation.

  •
  Trokendi XR and Oxtellar XR

  •
  Submit Supplemental New Drug Application for Oxtellar XR for the monotherapy treatment of partial onset seizures of epilepsy in adults and in children 6 to 17 years of age.

  •
  Completion of specific activities related to the pediatric formulations pursuant to our post-marketing commitments to the U.S. Food and Drug Administration.

  •
  SPN-810

  •
  Progress the Phase III clinical studies in pediatric patient population towards completion.

  •
  Initiate a new Phase III clinical study in adolescent patient population.

  •
  Initiate and progress certain studies and activities that are important for the New Drug Application.

  •
  SPN-812

  •
  Complete enrollment in Phase III clinical studies.

  •
  Initiate and progress certain studies and activities that are important for the New Drug Application.

        The bonus program has various payout levels depending on our performance against the goals. The payout for the bonus is determined on the level of achievement in the Company goals. If the corporate goals are achieved, the payout is based on a sliding scale. For example, if we achieve 90% of our goals, 90% of the amount attributable to the goals will be funded. The Board, in its discretion, may adjust the payout levels.

  Long Term Incentives—Equity Awards

        Equity awards have the potential to be a significant component of each executive officer's compensation package. We emphasize equity awards to motivate our executive officers to drive the long-term performance of the Company and to align their interests with those of our stockholders. We believe this emphasis is appropriate as these officers have the greatest role in establishing the Company's direction.

  Structure of Equity Compensation Program

        The Compensation Committee makes annual grants of stock options to provide a certain amount of equity to officers that will vest as long as the officer continues to serve at Supernus. These grants align the interests of our executive officers with those of our stockholders because the grants will only have value as long as the market value of Supernus' equity increases from the date of grant. Stock option awards for our executive officers were set within a range that is competitive with equity awards granted to comparable officers at companies in the Peer Group. The Compensation Committee has the discretion to adjust each officer's award as it deems appropriate. Other considerations include the officer's specific performance, how the officer's role fits within the hierarchy of the organization, the impact of the officer's position on the Company's results, how the officer's stock option awards have increased historically, and how long an officer has been in his or her current role.

  2018 Equity Grants

        In order to determine the size of equity grants to be awarded to each NEO during the annual grant process, the Compensation Committee reviewed market data on how much equity similarly situated officers were receiving at companies in the Peer Group. This review focused on how much equity should be granted to each officer in order to be competitive with equity awards provided to officers at companies in the Peer Group. On February 14, 2018, the Board of Directors approved, upon recommendation from the Compensation Committee, a grant of 250,000 options to Mr. Khattar, 30,000 options to Mr. Patrick, Dr. Schwabe and Dr. Bhatt, and 33,000 options to Mr. Vaughn. In determining the actual amounts of each NEO's 2018 option grant, the Compensation Committee (or the Board in the case of Mr. Khattar) applied its reasonable discretion within the parameters of the procedure described above.

  Other benefits

        Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life insurance, disability insurance, ESPP and our 401(k) plan, in each case on the same basis as our other employees. The NEOs participate in the same medical and dental benefit programs as other employees. The Company makes a safe harbor match to the 401(k) Plan for all participants. There were no special benefits or perquisites provided to any executive officer in 2018, except for certain compensation paid to Dr. Bhatt for gym membership fees. The Company does not maintain a pension program or a deferred compensation plan for executives or for any other employees, other than the Supernus Supplemental Executive Retirement Plan (SERP), which was established for the benefit of Jack Khattar for the sole purpose of receiving funds from a Shire (the former parent of the predecessor of the Company) SERP and providing a continuing deferral program under the Supernus SERP. No additional contributions have been made to the account by Supernus or by Mr. Khattar personally since the Supernus SERP was established.

Corporate Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

        The Company does not have share ownership or retention guidelines for its NEOs or other employees.

Equity Incentive Grant Mechanics and Timing

        The Compensation Committee approves all grants for equity incentives, including grants to NEOs. Awards granted to the CEO must be approved by the Compensation Committee and then recommended by the Committee to the Board of Directors. At least 75% of the independent (non-management) directors of the Board must approve the grant.

        For annual awards, the grant date is the date during the first calendar quarter when the Compensation Committee and the full Board of Directors meet. The Compensation Committee's procedure for timing of equity grants assures that grant timing is not being manipulated for employee gain. This date is established by the Compensation Committee and the full Board of Directors well in advance and typically falls in late February or early March. This first quarter grant date timing coincides with the Company's calendar-year-based performance management cycle, allowing managers to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

        The exercise price for all awards to the NEOs (including the CEO) is the fair market value of the Company's common stock on the effective date of the grant. The fair market value of the Company's common stock as of the particular date is defined as the closing price of the Company's common stock on the date of the grant by the Board.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code ("Section 162(m)") imposes an annual deduction limit of $1 million on the amount of compensation paid to the Company's executive officers. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), the deduction limit did not apply to performance-based compensation satisfying the requirements of Section 162(m). Cash and equity awards to our NEOs under our Equity Incentive Plan were subject to one or more performance goals intended to satisfy the requirements of Section 162(m).

Policy Against Repricing Stock Options

        The Company has a consistent policy against the repricing of stock options without stockholder approval.

Option Forfeiture Upon Termination for Cause

        An executive may be terminated for cause, due to dishonesty, embezzlement, theft or fraudulent misconduct or for other reasons. In such a case, any unpaid and/or unvested incentive awards as of the date of termination would be forfeited.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee:
John M. Siebert, Ph.D., Chair Frederick M. Hudson Charles W. Newhall, III

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows the compensation earned by our NEOs during the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jack A. Khattar	2018	719,417	5,798,461	635,000	62,958	7,215,836
Chief Executive Officer, President &	2017	613,250	4,418,543	498,000	41,131	5,570,924
Secretary	2016	593,042	1,803,001	500,000	40,522	2,936,565
Gregory S. Patrick	2018	361,542	695,815	158,000	19,806	1,235,163
Senior Vice President, Chief Financial	2017	350,584	679,776	143,000	21,318	1,194,678
Officer	2016	340,583	353,530	147,000	23,246	864,359
Padmanabh P. Bhatt, Ph.D.	2018	368,542	695,815	140,000	24,988	1,229,345
Senior Vice President, Intellectual	2017	357,584	543,821	137,000	24,460	1,062,865
Property, Chief Scientific Officer	2016	347,583	282,824	131,000	24,168	785,575
Stefan K.F. Schwabe, M.D., Ph.D.	2018	389,500	695,815	163,000	30,384	1,278,699
Executive Vice President of Research	2017	377,542	679,776	159,000	31,606	1,247,924
and Development, Chief Medical Officer	2016	366,583	353,530	159,000	44,046	923,159
Victor Vaughn(4)	2018	155,730	765,397	0	22,072	943,199
Former Senior Vice President of Sales	2017	330,584	679,776	145,000	59,642	1,215,002
and Marketing	2016	319,792	353,530	144,000	59,449	876,771

(1)
Our NEOs will only realize compensation to the extent the market price of our common stock at date of exercise is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see Note 11 to our consolidated financial statements included in our Annual Report to Stockholders.

(2)
Amounts represent annual performance bonus compensation earned for the years ended December 31, 2018, 2017 and 2016 based on pre-established performance objectives. Annual performance bonus compensation for 2018, 2017 and 2016 was paid in early 2019, early 2018 and early 2017, respectively.

(3)
Amounts include (i) the premium amounts paid by us for life insurance coverage for each NEO, (ii) the employer matching contributions made on behalf of each NEO to our 401(k) plan and (iii) the compensation expense related to participation in the Company's ESPP (other than for Dr. Bhatt). Mr. Khattar's other compensation also includes a President's Club award valued at $23,713 for the fiscal year 2018. Mr. Patrick's other compensation also includes a grossed-up tenure award of $1,234 received in fiscal year 2016. Dr. Bhatt's other compensation also includes a reimbursement for certain gym membership fees of $299 for the fiscal year 2018. Dr. Schwabe's other compensation also includes a grossed-up tenure award of $1,205 received in fiscal year 2017 and travel and residence rental expense of $13,936 for the fiscal year 2016. Mr. Vaughn's other compensation also includes a payout of accrued vacation in the amount of $3,770 upon his resignation and a grossed-up tenure award of $1,072 for the fiscal year 2018, and travel and residence rental expense in the amount of $24,524 and $24,295 for the fiscal years 2017 and 2016, respectively.

(4)
Mr. Vaughn retired from his position as Senior Vice President of Sales and Marketing effective May 31, 2018.

Employment Agreement, Offer Letters and Severance Benefits

Jack A. Khattar

        On December 22, 2005, we entered into an Employment Agreement with Mr. Khattar, our President and CEO, providing for his continued employment, effective as of the signing date. This employment agreement provides that Mr. Khattar's employment is at-will and may be terminated by either us or him at any time for any or no reason. Mr. Khattar's base salary is subject to review from time to time by our Board and may increase based on his and the Company's performance. Furthermore, he is eligible to participate in our group benefits programs, including but not limited to, medical insurance, vacation and retirement plans, and will be provided with life insurance and the ability to participate in a 401(k) plan.

        On February 29, 2012, we entered into an amended and restated employment agreement with Mr. Khattar effective January 1, 2012, to revise terms related to termination benefits and change in control provisions while retaining in all material respects the terms of Mr. Khattar's previous employment agreement. On August 6, 2014, the Company entered into the first amendment to Mr. Khattar's amended and restated employment agreement to further revise terms related to termination benefits upon a change in control. Under the amendment, Mr. Khattar's stock-based compensation arrangements will be fully vested and non-forfeitable on the date of such termination and will continue to be exercisable and payable in accordance with the terms that apply under such arrangements other than any vesting requirements. On March 2, 2016, we entered into the second amendment to the amended and restated employment agreement with Mr. Khattar, which amendment eliminated a provision limiting the target bonus our Board of Directors or the Compensation Committee may award Mr. Khattar. Finally, on May 8, 2018, we entered into the third amendment to the amended and restated employment agreement with Mr. Khattar, which amendment added a provision that all amounts payable to Mr. Khattar under the employment agreement are subject to the Company's clawback policy, which policy is described below in this Proxy Statement.

        In the event Mr. Khattar is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement to include, among other things, any material reduction in base compensation or material diminution in title, duties or responsibilities as President and CEO, Mr. Khattar will be entitled to receive (i) continued payment of his base salary for 18 months, (ii) an amount equal to the most recent annual bonus paid to him, which shall be payable over 18 months, and (iii) continuation of his taxable and non-taxable benefits for 18 months, subject to the limits under applicable law. In the event that Mr. Khattar is terminated for cause or he terminates his employment without good reason, Mr. Khattar will not be entitled to the payments and benefits described above, unless mutually agreed upon in writing. Mr. Khattar's employment agreement also includes a non-solicitation covenant and a non-compete covenant for at least one year following the termination of Mr. Khattar's employment.

Other Officers

        Each of Mr. Patrick and Dr. Schwabe has entered into a standard form of Executive Retention Agreement with the Company, which provides severance payments and other benefits in the event of a change of control of our company. We believe that the occurrence or potential occurrence of a change of control transaction could create uncertainty regarding the continued employment of these executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with severance benefits if the executive's employment terminates in connection with a change of control. The payment of change of control protection benefits (other than vesting of equity awards) is only triggered by a termination of employment.

        Under the Executive Retention Agreement, which was amended on May 8, 2018, to provide that all amounts payable under the Executive Retention Agreement are subject to the Company's clawback policy, upon termination of employment by the Company prior to a change in control without cause or by the executive officer for good reason, the executive officer will be entitled to receive his base salary and health benefits for a period of 12 months following the termination date. In the event of termination of employment by the Company on the date of, or within 12 months after a change in control without cause or by the executive officer for good reason, the executive officer will be entitled to receive his base salary and health benefits for a period of 12 months following the termination date, a lump-sum payment equal to the most recent annual bonus received by the executive officer, and the executive officer's stock-based compensation arrangements will be fully vested and nonforfeitable on the date of such termination and will continue to be exercisable and payable in accordance with the terms that apply under such arrangements other than any vesting requirements.

        The specific terms of the Executive Retention Agreement were approved by our Compensation Committee and ratified by our Board after consideration of a recommendation by Radford, our independent compensation consulting company, that the adoption of certain termination and change of control practices are consistent with the Company's peer group. The specific severance benefits payable to our executive officers are set forth below under "Potential Payments upon Termination or Change of Control."

        Pursuant to the terms of the offer letter with Dr. Bhatt, he is entitled to receive six months of severance pay in connection with a restructuring of the Company that results in the elimination of his position.

Clawback Policy

        Our Board has adopted a clawback policy which applies to all of the Company's current and former executive officers and vice presidents. Any bonus and/or equity compensation granted by the Company after the date of adoption is subject to this clawback policy. The policy provides that if (i) the Board determines that a covered executive engaged in fraud, intentional misconduct or gross negligence that requires a material restatement of financial results, and (ii) such fraud or intentional misconduct resulted in an incorrect determination that an incentive compensation performance goal had been achieved, then the Board may take appropriate action to recover from such covered executive any incentive compensation resulting from such incorrect determination paid to such covered executive during the three-year period preceding the filing of such accounting restatement.

Pension Benefits

        Our NEOs did not participate in or have account balances in any qualified or nonqualified defined benefit plans sponsored by us. Our Board of Directors or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

        Our CEO participates in the Supernus Supplemental Executive Retirement Plan (SERP). The Supernus SERP was established for the sole purpose of receiving funds from a previous SERP and providing a continual deferral program under the Supernus SERP. The Company has not made, and has no plans to make, contributions to the SERP.

Grants of Plan-Based Awards

        During fiscal year ended December 31, 2018, each of our NEOs participated in our performance-based cash incentive plan in which each officer was eligible for the awards set forth in the following table. The following table also sets forth information regarding equity awards granted to our NEOs during the year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Options Awards:
						Grant Date Fair Value of Stock and Option Awards ($)(3)
					Exercise or Base Price of Option Awards(2) ($/Sh)
				Number of Securities Underlying Options(#)
Name	Grant Date	Target ($)(1)	Maximum ($)
Jack A. Khattar	2/14/2018	543,000	543,000	250,000	$39.40	5,798,461
Gregory S. Patrick	2/14/2018	144,800	144,800	30,000	$39.40	695,815
Padmanabh P. Bhatt, Ph.D.	2/14/2018	129,150	129,150	30,000	$39.40	695,815
Stefan K.F. Schwabe, M.D., Ph.D.	2/14/2018	156,000	156,000	30,000	$39.40	695,815
Victor Vaughn	2/14/2018	136,000	136,000	33,000	$39.40	765,397

(1)
Future payout amounts are based on the target bonus percentage approved by the Compensation Committee on February 14, 2018.

(2)
Amounts represent the closing market price of our common stock on the date of the grant.

(3)
Amounts reflect the aggregate grant date fair value of the awards calculated in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End

        The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of December 31, 2018.

	Options Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Jack A. Khattar	0	250,000	39.40	2/14/2028
	81,250	243,750	25.30	2/24/2027
	127,500	127,500	12.98	3/1/2026
	187,500	62,500	9.13	3/3/2025
	150,000	0	9.56	1/23/2024
	300,000	0	7.90	2/5/2023
Gregory S. Patrick	0	30,000	39.40	2/14/2028
	12,500	37,500	25.30	2/24/2027
	25,000	25,000	12.98	3/1/2026
	22,500	12,500	9.13	3/3/2025
Padmanabh P. Bhatt, Ph.D.	0	30,000	39.40	2/14/2028
	10,000	30,000	25.30	2/24/2027
	20,000	20,000	12.98	3/1/2026
	7,500	7,500	9.13	3/3/2025
	7,500	0	9.24	1/21/2024
Stefan K.F. Schwabe, M.D., Ph.D.	0	30,000	39.40	2/14/2028
	12,500	37,500	25.30	2/24/2027
	25,000	25,000	12.98	3/1/2026
	37,500	12,500	9.13	3/3/2025
Victor Vaughn(3)	0	0	0	0

(1)
All stock options and stock awards vest over four years in four equal installments of 25% each on the first four anniversaries of the date of grant.

(2)
Equals the closing market price of our common stock on the date of grant.

(3)
Mr. Vaughn retired from the Company effective May 31, 2018. As of December 31, 2018, he had no outstanding option awards.

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
Jack A. Khattar	—	—
Gregory S. Patrick	110,000	4,374,859
Padmanabh P. Bhatt, Ph.D.	117,500	5,080,591
Stefan K.F. Schwabe, M.D., Ph.D.	60,000	2,735,752
Victor Vaughn	178,750	6,016,835

Potential Payments upon Termination or Change in Control

        Assuming Mr. Khattar's employment is terminated without cause or he resigns for good reason, or he resigns for good reason after a change of control, each such term as defined in Mr. Khattar's employment agreement, on December 31, 2018, the estimated values of payments and benefits to Mr. Khattar are set forth in the following table. Assuming Mr. Patrick's or Dr. Schwabe's respective employment is terminated without cause or he resigns for good reason, or he resigns for good reason after a change of control, each such term as defined in the Executive Retention Agreement, on December 31, 2018, the estimated values of payments and benefits to these executives are set forth in the following table. In addition, the following table also sets forth the amount payable upon a restructuring of Supernus that results in the elimination of Dr. Bhatt's position assuming the restructuring occurred on December 31, 2018.

	Benefit	Termination Upon a Restructuring	Termination Without Cause or Resignation for Good Reason	Resignation for Good Reason After a Change of Control
Jack A. Khattar	Base salary continuation	$1,086,000	$1,086,000	$1,086,000
	Bonus(1)	$498,000	$498,000	$498,000
	Continuation of benefits(2)	$23,852	$23,852	$23,852

	Total		$1,607,852	$1,607,852

Gregory S. Patrick	Base salary continuation	$362,000	$362,000	$362,000
	Bonus(3)	$143,000	$143,000	$143,000
	Continuation of benefits(4)	$0	$0	$0

	Total		$505,000	$505,000

Padmanabh P. Bhatt, Ph.D.	Severance	$184,500

Stefan K.F. Schwabe, M.D., Ph.D.	Base salary continuation	$390,000	$390,000	$390,000
	Bonus(3)	$159,000	$159,000	$159,000
	Continuation of benefits(4)	$16,032	$16,032	$16,032

	Total		$565,032	$565,032

Victor L. Vaughn(5)	Base salary continuation	$0	$0	$0
	Bonus(3)	$0	$0	$0
	Continuation of benefits(4)	$0	$0	$0

	Total		$0	$0

(1)
Amount shown for bonus in connection with a change in control represents the bonus payment Mr. Khattar would have earned under his employment agreement based on the assumption that his employment terminated as of the last day of fiscal 2018. The amount set forth in the table reflects the most recent bonus paid to Mr. Khattar under our annual cash incentive plan as of December 31, 2018.

(2)
Amounts shown for continuation of benefits represent estimates for the continuation of COBRA insurance benefits afforded to Mr. Khattar and eligible family members in accordance with his employment agreement.

(3)
Amounts shown for bonus in connection with the Executive Retention Agreement represent the bonus payment to the executive based on a lump-sum payment equal to the most recent annual bonus received by the executive. The amount set forth in the table reflects the most recent bonus paid to the executive under our annual cash incentive plan as of December 31, 2018.

(4)
Amounts shown for continuation of benefits represent estimates for the continuation of COBRA insurance benefits afforded to the executive officer and eligible family members in accordance with his employment agreement.

(5)
Mr. Vaughn retired from the Company effective May 1, 2018.

CEO Pay Ratio

        Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer to the annual total compensation of our median employee. During fiscal year 2018, the principal executive officer of Supernus was our President and Chief Executive Officer, Jack Khattar. For 2018, the annual total compensation of Mr. Khattar, as disclosed in the Summary Compensation Table, was $7,215,836, and for our median employee was $131,026, resulting in a pay ratio of approximately 55:1.

        In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of December 31, 2018 by (i) aggregating for each applicable employee (A) annual base salary, (B) the target bonus and commissions and (C) the estimated grant date fair value of equity granted in 2018, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of Supernus, excluding Mr. Khattar.

        The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

        The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending Board or Committee meetings. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity. The equity compensation has historically taken the form of stock options, which we believe motivates the non-employee directors to help us achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.

        Our Compensation Committee regularly assesses our non-employee director compensation program in consultation with Radford, its independent compensation consultant, who provides analysis and input on prevailing market practices and recommends any changes to the program to our Board, which ultimately approves non-employee director compensation.

        The 2018 director compensation structure was recommended by the Compensation Committee and approved by the Board following the review of peer practices from Radford. Under our director compensation structure for 2018, non-chairman members of the Board received an annual retainer of $50,000 and the Chairman of the Board received an additional $30,000, paid annually. The chairman and members of the Company's standing committees received the following retainers for their committee service:

Committee	Chairman ($)	Member ($)
Audit Committee	25,000	12,500
Compensation Committee	15,000	7,500
Governance and Nominating Committee	11,000	5,000

        Our employee director receives no compensation for serving as a director.

        The following table sets forth a summary of the compensation we paid to directors in 2018.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Georges Gemayel	67,500	(2)	199,629	267,129
Frederick M. Hudson	82,500	(3)	199,629	282,129
Charles W. Newhall, III	98,500	(4)	199,629	298,129
John M. Siebert, Ph.D.	77,500	(5)	199,629	277,129
Carrolee Barlow, M.D., Ph.D.	25,000	(6)	340,092	365,092

(1)
Amounts represent the grant date fair value of our common stock calculated in accordance with ASC 718.

(2)
Dr. Gemayel received a $50,000 annual Board retainer and $17,500 for his service as a member of the Audit Committee and the Governance and Nominating Committee.

(3)
Mr. Hudson received a $50,000 annual Board retainer, $25,000 for service as Chairman of the Audit Committee, and $7,500 his service as a member of the Compensation Committee.

(4)
Mr. Newhall received a $50,000 annual Board retainer, a $30,000 retainer for his service as Chairman of the Board, $11,000 for his service as Chairman of the Governance and Nominating Committee, and $7,500 for his service as a member of the Compensation Committee.

(5)
Dr. Siebert received a $50,000 annual Board retainer, $15,000 for his service as Chairman of the Compensation Committee, and $12,500 for his service as a member of the Audit Committee.

(6)
Dr. Barlow received a $25,000 Board retainer for her services from her appointment on June 27, 2018 through December 31, 2018.

Stock Option Awards

        In 2018, each non-employee director received a grant of a nonstatutory stock option to purchase shares of the Company's common stock. The options granted to non-employee directors have exercise prices equal to the closing price of the Company's common stock on the date of the grant, are subject to a ten-year term and vest monthly over the one-year period following the date of grant.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has discussed the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T with KPMG LLP, our independent registered public accounting firm.

        The Audit Committee has received written disclosures from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board which relate to the accountant's independence from us and has discussed with KPMG LLP their independence from us. The Audit Committee has considered whether the provision of the services provided by KPMG LLP is compatible with maintaining KPMG LLP's independence.

        Based on the review and discussions referenced above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Audit Committee:
Frederick M. Hudson, Chair Georges Gemayel, Ph.D. John M. Siebert, Ph.D.

 PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm (IRPA Firm) for the fiscal year ending December 31, 2019. The IRPA Firm has served as our independent auditors since October 2015. The IRPA Firm is considered by management to be well qualified.

        Appointment of the IRPA Firm is not required to be submitted to a vote of our stockholders for ratification. However, the Board of Directors has determined that the matter should be presented to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain the IRPA Firm and may retain that firm or another without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different IRPA Firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

        A representative from the IRPA Firm is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions of stockholders.

        The following table sets forth, in thousands, the aggregate fees for services rendered to us by KPMG LLP as described below ($ in thousands):

	2018	2017
Audit fees	$1,343	$1,126
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,343	$1,126

        Audit Fees:    These amounts include fees for professional services rendered for the audit of the Company's annual financial statements, review of the Company's financial statements included in the Company's quarterly reports, audit of the Company's internal control over financial reporting, review of documents filed with the SEC, comfort letters, consents and certain accounting consultations in connection with the audits.

        Audit-Related Fees:    Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These fees include professional services incurred in connection with accounting consultations and consultation regarding financial accounting and reporting standards.

        Tax Fees:    Tax fees consist primarily of professional services for corporate tax compliance, including the preparation of tax returns and consultation services.

        The Audit Committee has reviewed the IRPA Firm's provision of services and has determined that these services are compatible with maintaining the auditor's independence. The IRPA Firm did not provide any non-audit services for us in 2018 or 2017.

        All of the audit services provided by KPMG LLP described above were approved by the Audit Committee pursuant to the SEC rule that requires audit committee pre-approval of audit and non-audit services provided by Supernus' independent auditors, to the extent that rule was applicable during fiscal year 2018. On an ongoing basis, management will communicate specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee will review these requests and advise management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors will report to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

        The Board of Directors recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent public accounting firm for the year ending December 31, 2019.

 PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of named executive officers (NEOs), which is described in the Compensation Discussion and Analysis, the executive compensation tables, and the accompanying narrative disclosure in the Company's Proxy Statement (commonly referred to as a "say-on-pay" vote). Pursuant to Section 14A of the Exchange Act, each public company must submit this proposal to its stockholders not less than every six years. In this Proposal 3, we are asking our stockholders to approve, on a non-binding basis, the compensation paid to our NEOs.

        As noted in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to align the interests of our executives with those of our stockholders to reward executives with incentives that are closely linked to the Company's short and long-term performance goals. Through regular review of the alignment of executive compensation with the Company's performance, the Compensation Committee seeks to successfully attract and retain highly qualified and motivated executives by providing a competitive executive compensation program that aligns with the value that our executives create for our stockholders. The Compensation Discussion and Analysis section describes our executive compensation philosophy and objectives, how our compensation program is designed, the elements of executive compensation, the use of benchmarking and peer group data, and the actual compensation of our NEOs identified in that section. The Compensation Committee and our Board of Directors believe that the policies and practices described in the Compensation Discussion and Analysis section of this Proxy Statement are effective in implementing our compensation philosophy and objectives and that the compensation of our NEOs for fiscal year 2018 reflects and supports those policies and practices.

        Our Board of Directors will take into consideration the outcome of this vote in determining the frequency of future non-binding, advisory votes on the compensation of our NEOs. As an advisory vote, the results of this vote will not be binding on the Board of Directors or the Company. Our Board of Directors may decide that it is in our best interests and those of our stockholders to hold the advisory vote to approve the compensation of our NEOs more or less frequently.

        The Board of Directors recommends a vote "FOR" the proposal to approve, on a non-binding basis, the compensation paid to our named executive officers, as described in this Proxy Statement.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10 percent of a registered class of Supernus' equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        During 2018, there were no late Form 3 or Form 4 filings made by any of our directors or executive officers except for one Form 3 and one Form 4 filing by Carrolee Barlow and one Form 4 filing by John M. Siebert. In making these disclosures, we have relied on written representations of our directors and executive officers and copies of reports that we have filed on their behalf with the SEC.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

        Stockholders intending to submit proposals (other than a director nomination) to be included in our proxy statement for the Annual Meeting of Stockholders to be held in 2020 must send their proposals to the Secretary of Supernus at 1550 East Gude Drive, Rockville, Maryland 20850 no later than December 31, 2019. Such proposals must relate to matters appropriate for stockholder action and be consistent with the SEC's rules and regulations regarding the inclusion of stockholder proposals in our proxy materials set forth in Rule 14a-8. With respect to director nominations, stockholders should refer to the Corporate Governance section of this Proxy Statement.

        Stockholders intending to present proposals at our 2020 Annual Meeting, and not intending to have such proposals included in our 2020 proxy statement, must send their written proposal to the Secretary of Supernus at 1550 East Gude Drive, Rockville, Maryland 20850 no earlier than February 11, 2020 and no later than March 13, 2020, and such written proposal must be in accordance with the requirements set forth in our Amended and Restated Bylaws. If notification of a stockholder proposal is not received by the above date, we may vote, in our discretion, any and all of the proxies received in that solicitation.

ANNUAL REPORT

        Our Annual Report to Stockholders (which includes our consolidated financial statements for the year ended December 31, 2018), accompanies this Proxy Statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

 LIST OF APPENDICES

Appendix
Proxy Card	A

MMMMMMMMMMMM MMMMMMMMMMMMMMM Supernus Pharmaceuticals, Inc. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 by 10:00 a.m., Eastern Time, on June 10, 2019. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/SUPN or scan delete QR code and control # the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SUPN Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold 01 - Carrolee Barlow, M.D., Ph.D. 02 - Jack A. Khattar ForAgainst Abstain ForAgainst Abstain 2. Proposal to ratify KPMG LLP as the independent public accounting firm for the fiscal year ending December 31, 2019. 3. Advisory Vote on Named Executive Officer Compensation. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 7 8 1 2 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 2 2 B V 4 0321BC MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board recommends a vote FOR all the nominees and FOR Proposals 2 and 3. 2019 Annual Meeting Proxy Card1234 5678 9012 345

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Supernus Pharmaceuticals, Inc. Stockholders Tuesday, June 11, 2019, 10:00 AM LOCAL TIME Supernus Pharmaceuticals, Inc. 1550 East Gude Drive, Rockville, MD 20850 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy statement and annual report are available at: www.edocumentview.com/SUPN q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Annual Meeting of Stockholders Supernus Pharmaceuticals, Inc. 1550 East Gude Drive, Rockville, MD 20850 Proxy Solicited on behalf of the Board of Directors for Annual Meeting on June 11, 2019 Mr. Jack A. Khattar or Dr. Stefan K. F. Schwabe or either of them, each with the power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Supernus Pharmaceuticals, Inc. to be held on June 11, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy - Supernus Pharmaceuticals, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SUPN

QuickLinks

QUORUM AND REQUIRED VOTE
REVOCABILITY OF PROXY
DISSENTER'S RIGHT OF APPRAISAL
PERSONS MAKING THE SOLICITATION
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS OF SUPERNUS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
ANNUAL REPORT
LIST OF APPENDICES